Contact:	Media:	Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com
	Investors:	Angela Teed (509) 495-2930 angela.teed@avistacorp.com

FOR IMMEDIATE RELEASE
April 28, 2004
7:05 a.m. Eastern Time

Avista Corp. Reports Q1 2004 Earnings

Spokane, Wash.: Avista Corp. (NYSE: AVA) today reported first-quarter 2004 consolidated net income available for common stock of $12.2 million or $0.25 per diluted share.

     Results for the first quarter of 2004, as compared to the first quarter of 2003:

($ thousands except per-share data)	Q1 2004			Q1 2003
Consolidated Revenues		$343,732			$338,892
Income from Operations		$43,207			$54,990
Net Income Available for Common Stock		$12,224			$15,554
Business Segments: (Earnings per diluted share)
Avista Utilities		$0.22			$0.16
Energy Marketing & Resource Management		$0.07			$0.27
Avista Advantage		–		$	<0.01>
Other	$	<0.03>		$	<0.05>
SUBTOTAL (continuing operations)		$0.26			$0.37
Avista Labs (discontinued operations)		–		$	<0.02>
SUBTOTAL (before cumulative effect of accounting change)		$0.26			$0.35
Cumulative effect of accounting change	$	<0.01>	*	$	<0.03>	**
TOTAL – (Earnings per diluted share)		$0.25			$0.32

*	Represents a charge of $0.5 million for the implementation of Financial Accounting Standards Board Interpretation No. 46R.

**	Represents a charge of $1.2 million for the implementation of SFAS No.133 at Avista Energy.

     “The first quarter of 2004 was generally in line with our expectations,” said Avista Chairman, President and Chief Executive Officer Gary G. Ely. “We are especially encouraged by the growth in earnings at Avista Utilities.

     “The recent approval of the agreement in resolution by the Federal Energy Regulatory Commission (FERC) resolving all issues in the investigation of the trading practices of Avista Utilities and Avista Energy

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Page two Avista Corp. Reports Q1 2004 Earnings

during 2000 and 2001 is very good news. FERC trial staff found no evidence that any Avista employees knowingly engaged in or facilitated any improper trading strategy nor engaged in any efforts to manipulate the western energy markets in 2000 and 2001. We are pleased that we are now out from under this overhang. With regard to ongoing utility operations, we are continuing to diversify our resource portfolio through the recent acquisition of competitively priced wind generation, and we have completed phase one of our transmission system upgrades.

     “The challenges this quarter and the year ahead will come primarily from the effects of weather on our retail and wholesale markets,” Ely said. “We anticipate that lower than normal stream flows, driven primarily by little precipitation since the first of February and warmer than normal temperatures in March, will reduce our hydroelectric generation capacity for the balance of the year. However, we will call upon other resources in our generation and contract portfolio to meet our customers’ needs, and we will look to our regulatory cost recovery mechanisms to lessen any potential impact on earnings. We are confident that Avista will continue to produce the results that our stakeholders expect.”

Highlights

Corporate Financial Highlights: Avista Corp. first quarter 2004 earnings per diluted share were $0.25, compared to $0.32 in 2003. The decrease in earnings per diluted share was due to the results in the Energy Marketing and Resource Management business segment. The earnings per share from this business segment were $0.07 for the first quarter of 2004, compared to $0.27 in the same period as 2003, and they are on target with our expectations. During the first quarter of 2003, Avista Energy’s earnings were positively impacted by the effects of accounting for energy contracts under SFAS No. 133 and a settlement with certain Enron affiliates. The combined effect of these two items on net income was approximately $9.6 million or $0.20 per diluted share. However, lower Q1 2004 earnings at Avista Energy were partially offset by improved results from Avista Utilities, Avista Advantage and the Other business segments.

     In April 2004 Avista issued $61.9 million in debt securities, using the proceeds to redeem $61.9 million of its 7.875 percent debt securities. The new securities pay interest at a rate of 6.5 percent, and they are another example of what Avista is doing to lower its interest costs. While the company’s debt ratio had been reduced to approximately 54 percent prior to the adoption of certain accounting standards, the reclassification of certain securities and the consolidation of certain entities has raised the debt ratio to approximately 60 percent. Avista reaffirms its intention to continue to lower its debt ratio over the next few years.

     Avista is on track to close on a renewal of its corporate credit facility in May, raising the line of credit to $350 million from $245 million. The increase will facilitate the seasonal credit requirements anticipated as the natural gas procurement functions are moved from Avista Energy back to Avista Utilities.

     Avista’s credit ratings outlook was upgraded to stable from negative by Moody’s in March 2004, mirroring the ratings outlook of Standard & Poor’s and Fitch Inc.

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Avista Utilities: Revenues for Avista Utilities for the first quarter of 2004 increased $30.3 million, or 12 percent, compared to the same period in 2003. The growth occurred in both natural gas and electric revenues. The increase in natural gas revenues was partially due to natural gas rate increases implemented during the fourth quarter of 2003 (previously approved purchased gas cost adjustments, PGAs) and partially due to increased therms sold as a result of colder weather in January and February as compared to the same period in 2003. However, the number of heating degree days in Q1 2004 in Washington and Idaho remained 3 percent below normal for the period. The increase in electric revenues reflects an increase in retail revenues and sales of fuel, but was partially offset by a decrease in wholesale revenues. As Avista Corp. strengthens its financial position, the utility is gradually restoring non-essential operating budgets that had been reduced in recent years. This has resulted in increases in operations and maintenance expenses and labor costs, and it includes expenses incurred for Coyote Springs 2, which was placed in operation in mid-2003.

     Avista Utilities recently completed a $7 million upgrade of Unit No. 2 at the Cabinet Gorge hydroelectric facility on the Clark Fork River in Idaho. This increased the generating capacity of the unit by approximately 30 percent - from 56 to 72 megawatts — and enhanced efficiency by about five percent.

     Progress continues on the company’s major transmission system upgrades. The completion of the Beacon-Rathdrum project in April 2004 represents a milestone in the five-year program. Work continues in the public input, planning and siting phase of the project in the Palouse area of southeastern Washington and the southern portion of our Idaho operations.

     Following detection of potential problems in January 2004, the Coyote Springs 2 generator step-up transformer has been shipped to the manufacturer for repair. It has been disassembled, repairs have been undertaken, and we anticipate that the repaired transformer will be shipped in the next few weeks. Schedules currently call for the transformer to be returned to the Coyote Springs generating facility near Boardman, Ore., and placed in operation during the third quarter of 2004. A spare transformer has been ordered from another manufacturer, with delivery expected in the fourth quarter of 2004.

     While Avista’s service territory experienced near normal winter temperatures and precipitation during the early parts of the first quarter, warmer than normal temperatures and less than normal precipitation have been experienced in the past two months. The impact of these conditions is reflected in the 2004 forecast of 85 percent of normal run-off for the Clark Fork and Spokane Rivers. Given this forecast, hydro generation is expected to be approximately 86 percent of the normal level, assuming normal precipitation for the remainder of the year.

     The Energy Recovery Mechanism (ERM) in Washington and the Power Cost Adjustment (PCA) in Idaho will provide recovery of the majority of the costs associated with the below normal hydroelectric conditions. Avista expensed $6.3 million of the $9 million ERM “dead band” in Q1 2004 compared to $9

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Page four Avista Corp. Reports Q1 2004 Earnings

million expensed in Q1 2003. Therefore, $2.7 million remains to be incurred before the 90/10 sharing portion of the mechanism will be triggered.

Regulatory Issues: On April 14, 2004, FERC announced the approval of an agreement that resolved all issues in the investigation of the energy trading practices of Avista Corp. and Avista Energy during 2000 and 2001. The agreement states that the FERC trial staff investigation found no evidence that any Avista employees knowingly engaged in or facilitated any improper trading strategy; that there was no evidence that Avista engaged in any efforts to manipulate western energy markets in 2000 and 2001; that the responses of Avista to the FERC trial staff investigation indicated an overall cooperative attitude and response; and that Avista did not withhold relevant information from the FERC inquiry into the western energy markets for 2000 and 2001. As part of the agreement, Avista Utilities has agreed to improve its system of taping energy trading conversations and improve its account settlement process. Avista Utilities and Avista Energy have agreed to maintain an annual training program on the applicable FERC Code of Conduct for all employees engaged in the trading of electric energy and capacity. Also under the agreement, no remedial measures were taken against Avista Utilities or Avista Energy, there were no penalties or fines imposed, and both companies were allowed to retain market-based rate authority.

     In February 2004 Avista filed a natural gas and electric general rate case in Idaho, requesting increases in electric prices of 11 percent above current rates and a 9.2 percent increase above current natural gas rates. The request is designed to increase annual electric revenues by $18.9 million and natural gas revenues by $4.8 million and to yield a 9.82 percent rate of return and 11.5 percent return on equity, if approved by Idaho regulators.

     Avista recently received approval from the Washington Utilities and Transportation Commission of the plan to move Avista Utilities’ natural gas procurement functions from Avista Energy back to the utility over the period of May 1, 2004, to March 31, 2005.

Subsidiary Highlights:

Avista Energy: This business unit recently signed a settlement with the Washington State Department of Revenue that resolves a dispute regarding a business and occupation tax assessment. The company successfully argued that the Washington State Department of Revenue had misapplied the tax to gross receipts for the period 1997 through mid-2000 rather than applying the tax only to gains from financial trading. The resolution of this issue had no impact on 2004 results. Of further note, Avista Energy has begun negotiations to renew its annual committed line of credit which is due to expire on July 31, 2004.

Avista Advantage: This subsidiary continues on track to become earnings-positive by mid-year 2004. Avista Advantage results improved to nearly break-even in Q1 2004, compared to a net loss of $0.6 million in Q1 2003, due to increased revenue and reduced operating costs.

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Page five Avista Corp. Reports Q1 2004 Earnings

Outlook and Earnings Guidance:

Avista reaffirms its 2004 consolidated corporate earnings outlook of between $1.00 and $1.20 per diluted share, with the outlook for Avista Utilities in the range of $0.75 to $0.90 per diluted share and for the Energy Marketing and Resource Management segment in a range of $0.25 to $0.35 per diluted share. It is anticipated that Avista Advantage will have break-even to slightly positive earnings for 2004, and in the Other segment, the company anticipates a lower earnings drag than in 2003. Plans call for the continuation of current business strategies, focusing on improving cash flows and earnings, controlling costs and reducing debt while working to restore investment-grade credit ratings. The company expects the utility business to continue its modest, yet steady, customer growth of 2 to 3 percent in both the electric and natural gas businesses.

     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA” and its Internet address is www.avistacorp.com.

     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

NOTE: Avista Corp. will host an investor conference call and webcast on April 28, 2004, at 10:30 a.m. EDT. To participate, call (800) 901-5247 approximately five minutes in advance to ensure you are connected. The passcode is 95851981.

     A replay of the conference call will be available from 12 p.m. EDT on April 28 through 11:59 p.m. EDT May 5. Call (888) 286-8010, passcode 22689087 to listen to the replay. A webcast of this investor conference call will occur simultaneously. To register for the webcast, please go to www.avistacorp.com. A webcast replay will be archived for one year at www.avistacorp.com.

The attached income statement, balance sheet, and financial and operating highlights are an integral part of this earnings release.

This document contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding the company’s current expectations for future financial performances, the company’s current plans or objectives for future operations, future stream flow projections, and other factors which may affect the company in the future. Such statements speak only as of the date of the document and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control and which could cause actual results to differ materially from the expectations.

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Page six Avista Corp. Reports Q1 2004

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: changes in the utility regulatory environment; the impact of regulatory and legislative decisions; the potential effects of any energy-related legislation; the impact from the potential formation of a Regional Transmission Organization and/or an Independent Transmission Company, the impact from the implementation of the FERC’s proposed wholesale power market rules; volatility and illiquidity in wholesale energy markets; wholesale and retail competition; future streamflow conditions that affect the availability of hydroelectric resources; outages at any company-owned generating facilities; unanticipated delays or changes in construction costs; changes in weather conditions; changes in industrial, commercial and residential growth and demographic patterns; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the company’s ability to obtain financing; changes in future economic conditions in the company’s service territory and the United States in general; the potential for future terrorist attacks; changes in tax rates and/or policies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies; the outcome of legal and regulatory proceedings concerning the company or affecting its operations; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives; changes in actuarial assumptions and the return on assets with respect to the company’s pension plan; increasing health care costs and the resulting effect on health insurance premiums; and increasing costs of insurance, changes in coverage terms and the ability to obtain insurance.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2003. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION
CONSOLIDATED COMPARATIVE STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2004	2003
OPERATING REVENUES	$343,732	$338,892

OPERATING EXPENSES:
Resource costs	198,954	185,916
Operations and maintenance	38,054	33,323
Administrative and general	25,496	27,863
Depreciation and amortization	17,682	18,942
Taxes other than income taxes	20,339	17,858

Total operating expenses	300,525	283,902

INCOME FROM OPERATIONS	43,207	54,990

OTHER INCOME (EXPENSE):
Interest expense	(22,151)	(23,509)
Interest expense to affiliated trusts (Note 3)	(1,478)	—
Capitalized interest	580	172

Net interest expense	(23,049)	(23,337)
Other income — net	1,656	254

Total other income (expense) — net	(21,393)	(23,083)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	21,814	31,907
INCOME TAXES	9,130	13,465

INCOME FROM CONTINUING OPERATIONS	12,684	18,442
LOSS FROM DISCONTINUED OPERATIONS (Note 1)	—	(1,120)

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	12,684	17,322
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax) (Note 2)	(460)	(1,190)

NET INCOME	12,224	16,132
DEDUCT — Preferred stock dividend requirements (Note 3)	—	578

INCOME AVAILABLE FOR COMMON STOCK	$12,224	$15,554

Weighted-average common shares outstanding (thousands), Basic	48,352	48,100
Weighted-average common shares outstanding (thousands), Diluted	49,038	48,119
EARNINGS PER COMMON SHARE, BASIC AND DILUTED:
Earnings per common share from continuing operations	$0.26	$0.37
Loss per common share from discontinued operations (Note 1)	—	(0.02)

Earnings per common share before cumulative effect of accounting change	0.26	0.35
Loss per common share from cumulative effect of accounting change (Note 2)	(0.01)	(0.03)

Total earnings per common share, basic and diluted	$0.25	$0.32

Dividends paid per common share	$0.125	$0.12

Note 1.	In 2003, total investments of $12.2 million were made by private equity investors in a new entity, AVLB, Inc., which acquired the assets previously held by Avista Corp.’s fuel cell manufacturing and development subsidiary, Avista Labs.

Note 2.	Amount for the first quarter of 2004 represents the implementation of Financial Accounting Standards Board Interpretation (FIN) No. 46R, “Consolidation of Variable Interest Entities,” which resulted in the consolidation of several entities. Amount for the first quarter of 2003 represents Avista Energy’s transition from Emerging Issues Task Force Issue No. 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” to Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

Note 3.	Effective July 1, 2003 preferred stock dividends are classified as interest expense with the Company’s adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The restatement of prior periods was not permitted. Effective December 31, 2003 pursuant to FIN No. 46R, the Company has deconsolidated the affiliated trusts that have issued preferred trust securities.

     Issued April 28, 2004

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	March 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$160,986	$128,126
Restricted cash	22,144	16,472
Securities held for trading	4,913	18,903
Accounts and notes receivable	238,478	318,848
Current energy commodity assets	273,996	253,676
Other current assets	100,246	113,355
Total net utility property	1,922,952	1,914,001
Investment in exchange power-net	37,771	38,383
Non-utility properties and investments-net	92,770	89,133
Non-current energy commodity assets	245,960	242,359
Investment in affiliated trusts	13,403	13,403
Other property and investments-net	18,856	17,958
Regulatory assets for deferred income taxes	131,957	131,763
Other regulatory assets	41,429	44,381
Utility energy commodity derivative assets	46,774	39,500
Power and natural gas deferrals	165,748	171,342
Other deferred charges	75,613	79,256

Total Assets	$3,593,996	$3,630,859

Liabilities and Stockholders’ Equity
Accounts payable	$219,946	$298,285
Current energy commodity liabilities	244,943	229,642
Current portion of long-term debt	29,899	29,711
Short-term borrowings	55,520	80,525
Other current liabilities	226,555	200,190
Long-term debt	930,923	925,012
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	29,750	29,750
Non-current energy commodity liabilities	196,885	192,731
Regulatory liability for utility plant retirement costs	170,505	167,061
Utility energy commodity derivative liabilities	33,892	36,057
Deferred income taxes	492,088	492,799
Other non-current liabilities and other deferred credits	92,410	84,441

Total Liabilities	2,836,719	2,879,607

Common stock — net (48,375,327 and 48,344,009 outstanding shares)	614,634	613,414
Retained earnings and accumulated other comprehensive loss	142,643	137,838

Total Stockholders’ Equity	757,277	751,252

Total Liabilities and Stockholders’ Equity	$3,593,996	$3,630,859

     Issued April 28, 2004

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS
(Dollars in Thousands)

	First Quarter
	2004	2003
Avista Utilities
Retail electric revenues	$134,862	$124,268
Retail kWh sales (in millions)	2,214	1,980
Retail electric customers at end of period	325,944	320,473
Wholesale electric revenues	$10,114	$16,007
Wholesale kWh sales (in millions)	220	424
Sales of fuel	$23,029	$18,547
Other electric revenues	$3,961	$3,771
Total natural gas revenues	$118,039	$97,147
Total therms delivered (in thousands)	178,084	168,620
Retail natural gas customers at end of period	300,098	291,986
Income from operations (pre-tax)	$39,661	$36,873
Income from continuing operations	$10,816	$8,326
Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$9,907	$28,901
Income from operations (pre-tax)	$4,719	$19,804
Income from continuing operations	$3,530	$13,065
Electric sales (millions of kWhs)	7,939	9,508
Natural gas sales (thousands of dekatherms)	65,338	57,649
Avista Advantage
Revenues	$5,286	$4,763
Income (loss) from operations (pre-tax)	$180	$(795)
Loss from continuing operations	$(17)	$(639)
Other
Revenues	$3,913	$4,100
Loss from operations (pre-tax)	$(1,353)	$(892)
Loss from continuing operations	$(1,645)	$(2,310)

     Issued April 28, 2004